                                                                     EXHIBIT 5.1

                         [THOMPSON & KNIGHT LETTERHEAD]



(817) 347-1700

                               September 2, 1999


Data Return Corporation
801 Stadium Drive, Suite 117
Arlington, Texas 76011

Dear Sirs:

     We have acted as counsel for Data Return Corporation, a Texas corporation (the "Company"), in connection with the offering and sale by the Company (the "Offering") of shares (the "Shares") of Common Stock, par value $0.001 per share ("Common Stock"), of the Company having a value (based on aggregate offering price) of $86,250,000, consisting of (i) shares (the "Firm Shares") of Common Stock to be sold to the underwriters (the "Underwriters") that will be named in the Underwriting Agreement to be entered into between the Company and Bear, Stearns & Co. Inc., CIBC World Markets and Wit Capital Corporation, as representatives of the Underwriters (the "Underwriting Agreement"), and (ii) additional shares (the "Over-Allotment Shares") of Common Stock that will be purchasable by the Underwriters pursuant to an over-allotment option contained in the Underwriting Agreement. The Firm Shares and, if the over-allotment option is exercised by the Underwriters, the Over-Allotment Shares are to be offered to the public by the Underwriters pursuant to the Underwriting Agreement.

     We have participated in and are familiar with the corporate proceedings of the Company relating to the preparation of the Company's Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission on this date with respect to the registration of the Shares under the Securities Act of 1933, as amended (the "1933 Act").

     In connection with the foregoing, we have examined the originals or copies certified or otherwise authenticated to our satisfaction of the Registration Statement, and such corporate records of the Company, certificates of public officials, and other agreements, instruments and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed.